Pacific Life Insurance Company P.O. Box 7187 • Pasadena, CA 91109-7187 www.PacificLife.com • (800) 722-2333 (See instructions for mailing addresses)
PORTFOLIO OPTIMIZATION ENROLLMENT/RIDER REQUEST
Use this form to:
•Enroll in Portfolio Optimization only. Complete Sections 1, 2, 3 and 5.
· Enroll in Portfolio Optimization and add one or more optional riders to your annuity contract. Complete all sections.
1 GENERAL INFORMATION Owner’s Name (First, Middle, Last) Daytime Telephone Number Annuity Contract Number If known. ( )
2 PORTFOLIO OPTIMIZATION MODELS Choose one.
3 REBALANCING Optional
Your entire contract value will be reallocated to the model you choose, If no selection is made, rebalancing will not occur, unless unless you have an active Dollar Cost Averaging (DCA) program in place. required by certain contracts with optional riders. These See instructions for further details. contracts will be rebalanced as specified in the prospectus.
M Model A M Model B M Model C M &n bsp; Quarterly M Semiannually M Annually M Model D M Model E
4 ADD OPTIONAL RIDERS – Check the box(es) to add GPA[5], Income Access Plus, Income Access or GIA Plus to your annuity contract. You must enroll or be enrolled in Portfolio Optimization to add any of these riders. Check with your broker/dealer for availability.
A. Rider Options Add: M GPA[5] M Income Access Plus M Income Access M GIA Plus
B. The following terms and conditions apply to GPA[5], Income Access Plus, Income Access and GIA Plus:
· Pacific Life must receive this form in good order within 60 days of contract issue for the riders to be effective on the issue date or 30 days after a contract anniversary to be effective on the anniversary date. If this request is not received within these timeframes or the riders are not available for my contract, the riders will not be added.
· To qualify for rider benefits, the entire contract value must stay invested in an approved asset allocation program established and maintained by Pacific Life for the riders.
· Riders will automatically terminate on the day the contract value becomes less than 100% invested in the asset allocation program.
· If the riders terminate on a day other than contract anniversary, the annual charge then in effect for the rider will be calculated on a pro-rated basis on the date of rider termination and deducted from the contract on the earlier of contract surrender or next contract anniversary. The annual charge will be waived if the rider terminates as a result of death or annuitization.
C. The following additional terms and conditions apply to GPA[5] :
· An annual charge of 0.25% of the contract value will be assessed on each contract anniversary for GPA[5] protection received in the prior contract year.This charge may change if a step-up is elected.
· Annuitants must be age 85 or younger to purchase GPA[5] .
· Any withdrawals taken while this rider is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce any death benefits and the benefits of this rider on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.
D. The following additional terms and conditions apply to Income Access Plus and Income Access:
· An annual charge of 0.40% of contract value will be assessed on each contract anniversary for Income Access Plus or Income Access protection received in the prior contract year. This charge may change if a reset or step-up is elected.
· Annuitants must be age 85 or younger to purchase Income Access Plus or Income Access.
· The contract’s standard withdrawal provisions are not changed or replaced by adding the rider. Withdrawals will be subject to the same conditions, restrictions and limitations as other withdrawals under the contract and may impact other contract benefits.
· Cumulative withdrawals of more than the protected payment amount in a given contract year may result in reduced rider benefits, and the amounts initially protected may no longer be guaranteed.
· Any withdrawals taken while this rider is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce any death benefits on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.
05/05 [POP] Page 1 of 2

PORTFOLIO OPTIMIZATION ENROLLMENT/RIDER REQUEST
4 ADD OPTIONAL RIDERS – Continued
E. The following additional terms and conditions apply to GIA Plus:
· An annual charge of 0.50% is based on the greater of the guaranteed income base (GIB) or contract value and will be assessed on each contract anniversary for GIA Plus protection received in the prior contract year.
· Annuitants must be age 80 or younger to purchase GIA Plus.
· If the contract is annuitized under GIA Plus, GIA Plus guarantees a minimum fixed income payout.
· Withdrawals taken up to 5% of the guaranteed withdrawal base, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce the GIB on a dollar-for-dollar basis. This means the GIB will decrease by the dollar amount of the withdrawal. If more than 5% of the guaranteed withdrawal base is withdrawn, the entire withdrawal is adjusted in accordance with rider provisions and will reduce the GIB on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.
· Any withdrawals taken while this rider is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce any death benefits and the GIA step-up value on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.
5 ACKNOWLEDGMENT, AUTHORIZATION AND SIGNATURE(S) – I have discussed this product and/or service with my investment professional and/or tax adviser, and believe the selections meet my insurable needs, financial objectives and risk tolerance. I have received and read the applicable prospectus describing Portfolio Optimization and the optional riders, including its benefits and risks.
I understand that:
(a) I am directing that my initial purchase payment (or contract value for existing contracts) be allocated based on the Portfolio Optimization Model that I selected in Section 2. I also direct that subsequent purchase payments, if allowed by my contract, be allocated according to this model, as it may be modified from time to time, unless I instruct otherwise in writing.
(b) I may utilize investment tools made available by Pacific Life for selecting a Portfolio Optimization Model but I understand that it is my decision, in consultation with my investment professional, to select a model. Pacific Life bears no responsibility for this decision.
(c) Participation in Portfolio Optimization is no guarantee against market loss.
(d) Portfolio Optimization Models will be analyzed from time to time and as a result, investment options may be added or deleted from a model, and/or the weightings of the investment options may change. These investment options may be different from those currently available (including investment options not currently available). I have read the prospectus and understand that my model may be automatically updated. I grant Pacific Life limited discretionary investment authority to periodically make changes in the Portfolio Optimization investment options and to allocate and reallocate my contract value in accordance with the Portfolio Optimization Model I have selected, since the Portfolio Optimization Model will be updated from time to time. Pacific Life can only transfer such discretionary authority (for example, the ability to periodically change model allocations) to another party with my consent, although Pacific Life may assume consent if it provides advance notice and I do not object. (For purposes of the preceding sentence, “transfer” means “assign” as interpreted under the Investment Advisers Act of 1940.)
(e) I will receive transaction confirmations of the annual automatic updates, if applicable.
(f) I will notify my investment professional if my financial situation and risk profile changes to determine if I need to change to a different Portfolio Optimization Model. In addition, I should periodically review, in consultation with my investment professional, my financial situation and risk profile to determine if I need to change Portfolio Optimization Models.
(g) I may withdraw from Portfolio Optimization at any time, and that if I have purchased GPA[5], Income Access Plus, Income Access or GIA Plus, the rider will terminate if I withdraw from Portfolio Optimization.
(h) Portfolio Optimization may be terminated at any time. Pacific Life has no contractual obligation to continue the program.
(i) Withdrawals and other distributions of taxable amounts will be subject to income tax, and if taken prior to age 59 1/2 , a 10% federal tax may apply.
(j) If adding GPA[5] to my contract, I agree to the terms and conditions in Section 4B and 4C.
(k) If adding Income Access Plus or Income Access to my contract, I agree to the terms and conditions in Sections 4B and 4D.
(l) If adding GIA Plus to my contract, I agree to the terms and conditions in Sections 4B and 4E.
I agree that if I am providing this form by fax, it is as valid as the original.
Owner’s Signature mo day yr Joint Owner’s Signature (if applicable) mo day &n bsp; yr 05/05 [POP] Page 2 of 2

PORTFOLIO OPTIMIZATION ENROLLMENT/RIDER REQUEST
When to use this form: Use this form to enroll in Portfolio Optimization only or to enroll in Portfolio Optimization and add the optional rider(s) to your contract. You must enroll in Portfolio Optimization to add the rider(s) to your contract. If you do not choose to add a rider(s) at this time, you may add the rider(s) in the future, subject to the terms and conditions then in effect for the rider(s) by completing the Portfolio Optimization Rider Request/Termination form.
To complete this form: Print clearly in dark ink. Provide requested information in full. An incomplete form may delay processing. Do not highlight any information submitted on this form. Paperwork submitted to Pacific Life is scanned into an imaging system and highlighting could make that information unreadable.
Where to send this form: By regular mail: By overnight mail: By fax: Pacific Life Insurance Company            Pacific Life Insurance Company (626) 403-9886 P.O. Box 7187 1111 S. Arroyo Parkway, Suite 205
Pasadena, CA 91109-7187 Pasadena, CA 91105-3967
For help or questions: Contact your registered representative or call Pacific Life customer service at (800) 722-2333. Registered representatives can obtain additional copies of this form by visiting our financial professional Web site at www.PacificLife.com.
INSTRUCTIONS
1 General Information: Provide the owner’s name, daytime telephone number and annuity contract number, if known.
2 Portfolio Optimization Models: To enroll in Portfolio Optimization, choose the model that is consistent with your particular level of risk. Only one model may be selected. Your investment professional should assess the model for suitability to make sure the model selected is appropriate to your investment goals and financial situation. If you presently have a DCA program and the source investment option is in a Portfolio Optimization Model, your DCA program will be discontinued. If your investment goals and/or financial situation change, consult your investment professional. The current Portfolio Optimization Models are summarized below. Refer to the product’s prospectus for more information.
Portfolio Optimization Model Allocations (Investment Options)
Model A Model B Model C Model D Model E
Diversified Research 3% Blue Chip 6% Blue Chip 4% Blue Chip 4% Blue Chip 4% Short Duration Bond 24% Diversified Research 4% Diversified Research 4% Diversified Research 3% Diversified Research 3% Mid-Cap Value 4% Short Duration Bond 16% American Funds Growth-Income 3% American Funds Growth-Income 4% American Funds Growth-Income 8% International Value 3% Mid-Cap Value 7% American Funds Growth 3% American Funds Growth 6% American Funds Growth 10% International Large-Cap 3% International Value 5% Short Duration Bond 7% Short Duration Bond 4% Growth LT 5% Main Street® Core 7% International Large-Cap 8% Growth LT 2% Growth LT 2% Mid-Cap Value 7% Managed Bond 19% Small-Cap Value 3% Mid-Cap Value 8% Mid-Cap Value 12% International Value 9% Inflation Managed 14% Main Street®Core 7% International Value 5% International Value 5% International Large-Cap 15% Money Market 10% Managed Bond 16% International Large-Cap 10% International Large-Cap 13% Equity Index 7% High Yield Bond 6% Inflation Managed 13% Equity Index 2% Equity Index 6% Small-Cap Index 2% Large-Cap Value 4% Money Market 3% Small-Cap Index 3% Small-Cap Index 3% Fasciano Small Equity 5% Comstock 3% High Yield Bond 4% Small-Cap Value 2% Fasciano Small Equity 4% Main Street® Core 4% Large-Cap Value 5% Main Street®Core 7% Main Street® Core 6% Emerging Markets 4% Comstock 3% Emerging Markets 4% Emerging Markets 4% Large-Cap Value 7% Managed Bond 14% Managed Bond 6% Comstock 3% Inflation Managed 11% Inflation Managed 6% Real Estate 5% High Yield Bond 3% Large-Cap Value 6% VN Small-Cap Value 2% Large-Cap Value 5% Comstock 3% Comstock 3% Real Estate 3% Lower Risk Less Volatile Higher Risk More Volatile
3 Rebalancing (Optional): Your portfolio can be rebalanced either quarterly, semiannually or annually to maintain the asset allocations in the Portfolio Optimization Model you have selected. Choose one rebalancing frequency.
4 Add Optional Riders: If you are adding a rider to your contract, review the terms and conditions in this section before checking the appropriate box and signing the form. The riders are available with the products shown below, subject to state availability. Refer to the applicable product’s prospectus for more information.
Available Products: (subject to state availability)
· Pacific Innovations • Pacific Odyssey • Pacific One Select • Pacific Select Variable Annuity (PSVA)
· Pacific Innovations Select • Pacific One • Pacific Portfolios • Pacific Value
5 Acknowledgment, Authorization and Signature(s): The form must be signed and dated by the owner. In cases of joint ownership, both owners must sign.
05/05 2150-5B